EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CatchMark Reports Strong Second Quarter Results,
Increases Guidance After Triple T Closing, Declares Dividend

ATLANTA — August 2, 2018 — Following last month’s closing of the $1.39 billion Triple T Timberlands joint venture tripling the number of acres under its management, CatchMark Timber Trust, Inc. (NYSE: CTT) reported strong second quarter performance from its operations, including its investment in the Dawsonville Bluffs joint venture. As a result of the Triple T transaction, the company also announced a 10% to 12% increase in its forecast for full-year 2018 Adjusted EBITDA into a range of between $47 million and $53 million.

In addition, CatchMark declared a cash dividend of $0.135 per share for its common stockholders of record on August 30, 2018, payable on September 14, 2018.

Results Overview
Second quarter 2018 CatchMark operating results included:

•	Generated revenues of $26.2 million, compared to $26.8 million in second quarter 2017, primarily a result of lower year-over-year timberland sales.

•	Incurred a net loss of $1.5 million on a GAAP basis, compared to $2.5 million in the second quarter 2017, an improvement of 39%.

•	Realized Adjusted EBITDA of $14.0 million, compared to $14.3 million in the second quarter 2017.

•	Increased gross timber sales revenue by approximately 2% to $17.7 million on timber sales volume of 0.6 million tons, a decrease of 4% from prior year in accordance with management’s harvest plan.

•	Sold approximately 3,100 acres of timberlands for $6.8 million, compared to 4,000 acres for $7.9 million during second quarter 2017.

•	Recognized $0.7 million of income from the Dawsonville Bluffs joint venture, generated primarily through sales of mitigation bank credits.

•	Paid a dividend of $0.135 per share to stockholders on June 15, 2018.

In early July just after the end of the second quarter, CatchMark led a consortium of institutional investors in completing the acquisition of 1.1 million acres of prime East Texas timberlands, known as Triple T Timberlands, for $1.39 billion. CatchMark serves as the asset manager for the acquired timberlands.

CatchMark President and CEO Jerry Barag, said: “As part of our management plan we delayed some harvests from our core properties to future periods when we expect a better pricing environment and generated strong returns from our joint venture strategy in Dawsonville Bluffs, which buttressed our overall results. Harvests from strong local markets in which we operate generated pulpwood stumpage prices 8% above our results a year ago with the Coastal Georgia acquisition from fourth quarter 2017 making an important contribution. Our tactical harvest decisions and increased delivered sales as a percentage of overall sales helped increase timber sales revenue despite the lower harvest volume. In turn, returns from favorable sales of mitigation bank credits in Dawsonville Bluffs helped boost bottom-line results. Lower timberland sales during the quarter were a matter of timing, and we remain very much on track to meet our full-year forecast for timberland sales with additional transactions in the third and fourth quarters.”

Barag added: “Going forward, our $200 million investment in Triple T Timberlands has significantly expanded our fee-based investment management business as well as provided CatchMark extremely high-quality timberlands, enhancing our overall portfolio of premium assets, which we believe is the highest quality in the industry. John Rasor, heading Triple T operations, and Todd Reitz, now overseeing our core portfolio, have worked in concert to help execute an extremely smooth management transition to maintain our performance momentum. As a result, we expect to register solid gains in company operations and have adjusted our full year guidance accordingly.”

Results for Three Months and Six Months Ending June 30, 2018
CatchMark revenues of $26.2 million for the three months ended June 30, 2018 were consistent with the three months ended June 30, 2017 primarily due to a $1.1 million decrease in timberland sales revenue, offset by a $0.4 million increase in timber sales revenue and a $0.2 million increase in other revenues. Timberland sales decreased due to selling fewer acres, offset by a 10% increase in per acre sales price. Gross timber sales revenue increased 2% primarily as a result of a 6% increase in delivered sales volume and higher pulpwood pricing, offsetting lower harvest volume. Net loss decreased to $1.5 million for the three months ended June 30, 2018 from $2.5 million for the three months ended June 30, 2017 primarily due to a $0.8 million increase in income from the Dawsonville Bluffs joint venture.

	Three Months Ended June 30, 2017	Changes attributable to:		Three Months Ended June 30, 2018
(in thousands)		Price/Mix	Volume
Timber sales (1)
Pulpwood	$9,191	$261	$88	$9,540
Sawtimber (2)	8,196	(114)	123	8,205
	$17,387	$147	$211	$17,745

(1)	Timber sales are presented on a gross basis.

(2)	Includes chip-n-saw and sawtimber.

Revenues increased to $50.4 million for the six months ended June 30, 2018 from $50.0 million for the six months ended June 30, 2017 due primarily to an increase in timber sales revenue of $2.5 million, offset by a $2.3 million decrease in timberland sales revenue due to selling fewer acres. Gross timber sales revenue increased 7% primarily as a result of a 4% increase in harvest volume and a 5% increase in delivered sales as a percentage of total volume. Net loss increased to $4.9 million for the six months ended June 30, 2018 from $4.4 million for the six months ended

June 30, 2017 primarily due to the $1.5 million increase in interest expense and the $1.7 million increase in operating loss as a result of lower timberland sales, offset by the $2.7 million increase in income from the Dawsonville Bluffs joint venture.

	Six Months Ended June 30, 2017	Changes attributable to:		Six Months Ended June 30, 2018
(in thousands)		Price/Mix	Volume
Timber sales (1)
Pulpwood	$17,464	$(385)	$2,125	$19,204
Sawtimber (2)	16,415	798	(19)	17,194
	$33,879	$413	$2,106	$36,398

(1)	Timber sales are presented on a gross basis.

(2)	Includes chip-n-saw and sawtimber.

Adjusted EBITDA
The discussion below is intended to enhance the reader’s understanding of our operating performance and ability to satisfy lender requirements. EBITDA is a non-GAAP financial measure of operating performance. EBITDA is defined by the SEC as earnings before interest, taxes, depreciation and amortization; however, we have excluded certain other expenses which we believe are not indicative of the ongoing operating results of our timberland portfolio, and we refer to this measure as Adjusted EBITDA (see the reconciliation table below). As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Due to the significant amount of timber assets subject to depletion and the significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial performance. By providing this non-GAAP financial measure, together with the reconciliation below, we believe we are enhancing investors’ understanding of our business and our ongoing results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for net income, cash from operations, or other financial statement data presented in accordance with GAAP in our consolidated financial statements as indicators of our operating performance. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

•	Adjusted EBITDA does not reflect our capital expenditures, or our future requirements for capital expenditures;

•	Adjusted EBITDA does not reflect changes in, or our interest expense or the cash requirements necessary to service interest or principal payments on, our debt; and

•	Although depletion is a non-cash charge, we will incur expenses to replace the timber being depleted in the future, and Adjusted EBITDA does not reflect all cash requirements for such expenses.

Due to these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments. We further believe that our presentation of this non-GAAP financial measurement provides information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our business.

For the three months ended June 30, 2018, Adjusted EBITDA was $14.0 million, consistent with the three months ended June 30, 2017 primarily due to a $1.4 million decrease in net timberland sales, offset by $1.4 million of Adjusted EBITDA from the Dawsonville Bluffs joint venture.

For the six months ended June 30, 2018, Adjusted EBITDA was $28.9 million, a $4.0 million increase from the six months ended June 30, 2017, primarily due to $6.5 million of Adjusted EBITDA from the Dawsonville Bluffs joint venture and a $1.0 million increase in net timber sales, offset by a $2.6 million decrease in net timberland sales.

Our reconciliation of net loss to Adjusted EBITDA for the three months and six months ended June 30, 2018 and 2017 follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017
Net loss	$(1,505)	$(2,466)	$(4,890)	$(4,445)
Add:
Depletion	6,598	7,208	13,660	13,246
Basis of timberland sold, lease terminations and other (1)	4,932	5,864	7,788	9,400
Amortization (2)	314	349	2,039	653
Depletion, amortization, and basis of timberland and mitigation credits sold included in income from unconsolidated joint venture (3)	590	3	3,846	3
Stock-based compensation expense	796	918	1,561	1,338
Interest expense (2)	2,378	2,419	4,871	4,713
Other (4)	—	16	35	20
Adjusted EBITDA	$14,015	$14,311	$28,910	$24,928

(1)	Includes non-cash basis of timber and timberland assets written-off related to timberland sold, terminations of timberland leases and casualty losses.

(2)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

(3)	Reflects our share of depletion, amortization, and basis of timberland and mitigation credits sold of the unconsolidated Dawsonville Bluffs joint venture.

(4)
Includes certain cash expenses that management believes do not directly reflect the core business operations of our timberland portfolio on an on-going basis, including costs required to be expensed by GAAP related to acquisitions transactions, joint ventures or new business initiatives.

Revised 2018 Guidance and Outlook

With the closing of the Triple T Timberlands transaction, CatchMark anticipates a full-year GAAP net loss of $208 million to $214 million as a result of loss allocations from the unconsolidated Triple T joint venture in accordance with the provisions of the joint venture agreement, which are different than stated ownership percentage. As a result of transaction costs and distribution preferences, non-cash GAAP losses from the unconsolidated Triple T joint venture are anticipated to equal the initial investment in the joint venture in the near term. Management expects to adjust for such non-cash losses in its non-GAAP financial measures, including Adjusted EBITDA, as they are based on a hypothetical liquidation scenario and are based on book value rather than fair value.

Barag said: “Based on our solid first half results, the strong performance of the Dawsonville Bluffs joint venture, asset management fees from the Triple T joint venture and our expectations for the balance of the year, we now anticipate 2018 full-year Adjusted EBITDA of $47 million to $53 million. We continue to expect harvest volumes, harvest mix and land sales in-line with our prior guidance.”

See the table below containing CatchMark’s original and revised 2018 projections.

Company Guidance	Revised Projected 2018	Original Projected 2018	Change $	Change %	2017 Actual

Harvest Volume (Tons)	2.0M - 2.3M	2.0M - 2.3M	0	0	2.4M
Mix - Pulpwood	50% - 60%	50% - 60%	0	0	61%
Mix - Sawtimber	40% - 50%	40% - 50%	0	0	39%
Land Sales	$16M - $18M	$16M - $18M	0	0	$14.8M
GAAP Net Loss	$208M - $214M	$12M - $15M	$196M - $199M	1,307% - 1,658%	$13.5M
Adjusted EBITDA	$47M - $53M	$42M - $48M	$5M	10% - 12%	$42M
Income from Unconsolidated Dawsonville Bluffs joint venture (1)	$2M - $4M	$1M - $3M	$1M	33% - 100%	$1.1M
Adjusted EBITDA from unconsolidated Dawsonville Bluffs joint venture (2)	$7M - $9M	$5M - $7M	$2M	29% - 40%	$2M

(1)	Income from unconsolidated Dawsonville Bluffs joint venture represents CatchMark's 50% share and is included in CatchMark's GAAP net loss presented above.

(2)	Adjusted EBITDA from unconsolidated Dawsonville Bluffs joint venture represents CatchMark's 50% share and is included in CatchMark's Adjusted EBITDA presented above.

Conference Call/Webcast
The company will host a conference call and live webcast at 10 a.m. ET on Friday, August 3, 2018 to discuss these results. Investors may listen to the conference call by dialing 1-888-347-1165 for U.S/Canada and 1-412-902-4276 for international callers. Participants should ask to be joined into the CatchMark call. Access to the live webcast will be available at www.catchmark.com. A replay of this webcast will be archived on the company's website shortly after the call.

About CatchMark
CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded timberland REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests, well-timed real estate sales and investment management. Headquartered in Atlanta and focused exclusively on timberland ownership and management, CatchMark began operations in 2007 and owns interests in approximately 1.6 million acres* of timberlands located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com.
* As of July 6, 2018

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements in this report relate to anticipated delivery of income, value and long-term returns through sustainable harvests, well-timed sales, selective acquisitions, joint ventures and related fee-based asset management business; and financial outlook and guidance for full-year 2018 and beyond. Forward-looking statements related to the Triple T Timberlands transaction include, but are not limited to, statements about the expected benefits of the transaction, including anticipated financial and operating results and future returns to stockholders of the company. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by our forward-looking statements. Forward-looking statements related to the Triple T Timberlands transaction include, but are not limited to, the risks that the acquired assets and operations may not be integrated successfully or integration costs may be higher than anticipated; the expected benefits of and of and growth from the transaction may not be fully realized or may take longer to realize than expected; the diversion of management time on integration-related matters; the potential impact of the consummation of the transaction on relationships with customers, suppliers, competitors, and management and other employees; and litigation risks related to the transaction. With respect to the ongoing business of the company, these risks and uncertainties include, but are not limited to, (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; (viii) potential increases in interest rates could have a negative impact on our business; (ix) our share repurchase program may not be successful in improving stockholder value over the long-term; (x) our joint venture strategy may not enable us to access non-dilutive capital and enhance our ability to make acquisitions; and (xi) the factors described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and our other filings with the Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.
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Contacts
Investors:                            Media:
Brian Davis                            Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794                            (203) 268-0158
info@catchmark.com                        marybeth@millerryanllc.com

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per-share amounts)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Timber sales	$17,745	$17,387	$36,398	$33,879
Timberland sales	6,834	7,953	11,086	13,403
Other revenues	1,670	1,496	2,869	2,679
	26,249	26,836	50,353	49,961
Expenses:
Contract logging and hauling costs	7,959	7,560	16,541	14,981
Depletion	6,598	7,208	13,660	13,246
Cost of timberland sales	5,233	5,632	8,380	9,495
Forestry management expenses	1,422	1,724	3,252	3,137
General and administrative expenses	3,173	2,742	6,118	5,220
Land rent expense	176	156	337	306
Other operating expenses	1,445	1,453	2,841	2,648
	26,006	26,475	51,129	49,033
Operating loss	243	361	(776)	928

Other income (expense):
Interest income	96	26	160	37
Interest expense	(2,553)	(2,726)	(6,804)	(5,283)
	(2,457)	(2,700)	(6,644)	(5,246)

Net loss before unconsolidated joint venture	(2,214)	(2,339)	(7,420)	(4,318)
Income (loss) from unconsolidated joint venture	709	(127)	2,530	(127)
Net loss	$(1,505)	$(2,466)	$(4,890)	$(4,445)

Weighted-average shares outstanding - basic and diluted	49,104	38,804	46,755	38,787

Net loss per-share - basic and diluted	$(0.03)	$(0.06)	$(0.10)	$(0.11)

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for per-share amounts)

	(Unaudited) June 30, 2018	December 31, 2017
Assets:
Cash and cash equivalents	$12,096	$7,805
Accounts receivable	3,494	4,575
Prepaid expenses and other assets	48,394	5,436
Deferred financing costs	368	403
Timber assets:
Timber and timberlands, net	690,807	710,246
Intangible lease assets, less accumulated amortization of $943 and $941 as of June 30, 2018 and December 2017, respectively	14	16
Investment in unconsolidated joint venture	6,977	11,677
Total assets	$762,150	$740,158

Liabilities:
Accounts payable and accrued expenses	$7,178	$4,721
Other liabilities	4,302	2,969
Notes payable and lines of credit, less net deferred financing costs	292,945	330,088
Total liabilities	304,425	337,778

Commitments and Contingencies	—	—

Stockholders’ Equity:
Class A common stock, $0.01 par value; 900,000 shares authorized; 49,123 and 43,425 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	491	434
Additional paid-in capital	730,361	661,222
Accumulated deficit and distributions	(278,954)	(261,652)
Accumulated other comprehensive income	5,827	2,376
Total stockholders’ equity	457,725	402,380
Total liabilities and stockholders’ equity	$762,150	$740,158

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
	2018	2017	2018	2017
Cash Flows from Operating Activities:
Net loss	$(1,505)	$(2,466)	$(4,890)	$(4,445)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	6,598	7,208	13,660	13,246
Basis of timberland sold, lease terminations and other	4,932	5,864	7,788	9,400
Stock-based compensation expense	796	918	1,561	1,338
Noncash interest expense	262	307	1,933	569
Other amortization	52	42	106	84
(Income) loss from unconsolidated joint venture	(709)	127	(2,530)	127
Operating distributions from unconsolidated joint venture	1,480	—	3,668	—
Changes in assets and liabilities:
Accounts receivable	(918)	(2,151)	412	(668)
Prepaid expenses and other assets	(3,529)	329	(3,453)	(69)
Accounts payable and accrued expenses	(888)	1,302	396	1,109
Other liabilities	2,805	2,486	1,672	1,580
Net cash provided by operating activities	9,376	13,966	20,323	22,271

Cash Flows from Investing Activities:
Timberland acquisitions, earnest money deposits and other	(31,278)	967	(33,597)	(11)
Capital expenditures (excluding timberland acquisitions)	(572)	(667)	(2,117)	(2,862)
Distributions from unconsolidated joint venture	3,562	—	3,562	—
Investment in unconsolidated joint venture	—	(10,539)	—	(10,539)
Net cash used in investing activities	(28,288)	(10,239)	(32,152)	(13,412)

Cash Flows from Financing Activities:
Proceeds from note payable	30,000	11,000	30,000	11,000
Repayments of note payable	—	—	(69,000)	—
Financing costs paid	(8)	(53)	(103)	(83)
Issuance of common stock	—	—	72,450	—
Other offering costs paid	(100)	—	(3,590)	—
Dividends paid to common stockholders	(6,597)	(5,181)	(12,412)	(10,364)
Repurchase of common shares under the share repurchase program	—	—	—	(1,036)
Repurchase of common shares for minimum tax withholdings	(374)	(59)	(1,225)	(311)
Net cash provided by (used in) financing activities	22,921	5,707	16,120	(794)
Net increase (decrease) in cash and cash equivalents	4,009	9,434	4,291	8,065
Cash and cash equivalents, beginning of period	8,087	9,108	7,805	9,108
Cash and cash equivalents, end of period	$12,096	$18,542	$12,096	$17,173

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
SELECTED DATA (UNAUDITED)

	2018			2017
	Q1	Q2	YTD	Q1	Q2	YTD
Timber Sales Volume ('000 tons)
Pulpwood	354	342	696	291	352	643
Sawtimber	221	219	440	220	230	450
Total	575	561	1,136	511	582	1,093

Delivered % as of total volume	83%	80%	82%	81%	72%	76%
Stumpage % as of total volume	17%	20%	18%	19%	28%	24%

Net timber sales price ($ per ton)
Pulpwood	$14	$13	$14	$13	$12	$13
Sawtimber	$23	$24	$23	$24	$24	$24

Timberland Sales
Gross Sales ('000)	$4,252	$6,834	$11,086	$5,450	$7,953	$13,403
Acres Sold	2,200	3,100	5,300	2,800	4,000	6,800
Price per acre	$1,955	$2,199	$2,099	$1,930	$1,993	$1,967

Timberland Acquisitions, Exclusive of Transaction Costs
Gross Acquisitions ('000)	$—	$—	$—	$—	$20,000	$20,000
Acres Acquired	—	—	—	—	11,031	11,031
Price per acre ($/acre)	$—	$—	$—	$—	$1,813	$1,813

Period End Acres ('000)
Fee	477	474	474	465	461	461
Lease	31	30	30	32	31	31
Wholly-owned total	508	504	504	497	492	492
Joint-venture interest(1)	6	6	6	—	11	11
Total	514	510	510	497	503	503

(1) Includes property owned by Dawsonville Bluffs, LLC, a joint venture in which CatchMark Timber Trust owns a 50% member interest and serves as the sole manager.